                                                                       EXHIBIT 5

                       OPINION OF MAZURSKY & DUNAWAY, LLP



                                  May 14, 2001

Spherion Corporation
2050 Spectrum Boulevard
Fort Lauderdale, Florida  33309-3799


Ladies and Gentlemen:

         We have acted as counsel to Spherion Corporation (the "Corporation") in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of 400,000 shares of the Corporation's Common Stock, $0.01 par value, authorized for issuance under the Spherion Corporation 401(k) Benefit Plan (the "Plan"). The shares of Common Stock to be registered under the Registration Statement are hereinafter referred to as the "Shares."

         In connection with the opinion expressed below, we have made such factual inquiries and examined such questions of law as we have considered necessary or appropriate for the purposes of such opinion.

         It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Mazursky & Dunaway, LLP
                                             MAZURSKY & DUNAWAY, LLP